Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement effective as of January 26, 2011 (the “First Amendment”) between Evergreen Energy Inc., a Delaware corporation (the “Company”) and Interwest Transfer Company, Inc., a Utah corporation (the “Rights Agent”).

WHEREAS, on December 4, 2008, the Company and the Rights Agent entered into the Rights Agreement to provide for the implementation of a Stockholder Rights Plan as detailed therein (the “Rights Agreement”);

WHEREAS, pursuant to Sections 27 and 29 of the Rights Agreement, while the Rights are redeemable the Board has the power and authority to amend the Rights Agreement in its sole and absolute discretion;

WHEREAS, as provided under Section 23(a) of the Rights Agreement, the Rights are currently redeemable.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company and the Rights Agent hereby amend the Rights Agreement pursuant to this First Amendment as follows:

Section 1.  Amendment to Section 1 of the Agreement.

Section 1 of the Rights Agreement is hereby amended to add the following subsection 1(a)(iii):

“(iii)
no person shall become an “Acquiring Person” as a result of becoming a “Beneficial Owner” of 15% or more of the shares of common stock of the Company then outstanding as the result of acquiring shares of Common Stock or other securities convertible or exercisable for Common Stock in an “Approved Financing Transaction.”  For purposes of this Agreement, an “Approved Financing Transaction” shall mean any private placement, public offering or other sale of the Company’s Common Stock or any other securities convertible or exercisable for Common Stock to any person at a price equal to or above the current market price for the Common Stock on the date of the closing of such transaction, provided the transaction has been approved by not less than two-thirds of the Continuing Independent Directors of the Company.  For purposes of this Agreement, the term “Continuing Independent Directors,” shall mean those directors of the Company who have been directors prior to the approval of the transaction and are not affiliates or associates of any potential participant in the transaction.  A determination by the Continuing Independent Directors that a transaction shall be an “Approved Financing Transaction” shall be on a transaction specific basis and only apply to the securities purchased in the Approved Financing Transaction.”

Section 2.  Effectiveness of Amendment.

Pursuant to Section 27 of the Rights Agreement, this First Amendment has been executed and is effective as of January 26, 2011.

Section 3.  Continuing Effectiveness.

As amended by the terms of this First Amendment, the Rights Agreement remains in full force and effect.

Section 4.  Defined Terms.

Capitalized terms used in this First Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Rights Agreement.

Section 5.  Governing Law.

This First Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

Section 6.  Counterparts.

This First Amendment may be executed in any number of counterparts.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single Agreement.  It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures on or on behalf of all of the parties.

Section 7.  Descriptive Headings.

The descriptive headings of the several sections of this First Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed, all as of the day and year first above written.

EVERGREEN ENERGY INC. By: /s/ Thomas H. Stoner Thomas H. Stoner, Chief Executive Officer	INTERWEST TRANSFER COMPANY, INC. By: /s/ Kurtis D. Hughes Name: Kurtis D. Hughes Title: Vice President

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